Exhibit 10.10

FORTUNE BRANDS HOME & SECURITY, INC.

2011 LONG-TERM INCENTIVE PLAN

Form of Performance Share Award Notice—February 21, 2012 (the “Notice”)

Home & Security Corporate Officers and Operating Company Presidents

You have been awarded [XX] target performance share awards (“PSAs”) that will be paid in shares of common stock of Fortune Brands Home & Security, Inc. (the “Company”). Pursuant to the terms and conditions of the Fortune Brands Home & Security, Inc. 2011 Long-Term Incentive Plan (the “Plan”) and the Performance Share Award Agreement (together with this Notice, the “Agreement”), the number of shares of Company common stock paid (if any) at the end of the Performance Period will be based upon Company performance compared to the performance goals. Copies of the Plan and the Performance Share Award Agreement are available on the Morgan Stanley Smith Barney Benefit Access® website (www.benefitaccess.com). Capitalized terms not defined in this Notice have the meanings specified in the Plan or the Agreement.

Award:	The right to earn a number of shares of Company common stock, to be paid at the end of the Performance Period, based upon the Company’s attainment of the performance goals.

Award Amount:

Award Date:	February 21, 2012

Performance Period:	January 1, 2012 – December 31, 2014

Vesting Date:	The later of January 31, 2015 or the date as of which the Compensation Committee of the Company’s Board of Directors certifies attainment of the performance goals.

FORTUNE BRANDS HOME & SECURITY, INC.

2011 LONG-TERM INCENTIVE PLAN

Form of February 21, 2012 Performance Share Award Agreement (the “Agreement”)

Fortune Brands Home & Security, Inc., a Delaware corporation (“Home & Security”), grants to the individual (“Holder”) named in the Award notice (the “Award Notice”) a performance stock award (the “Award”) under the Fortune Brands Home & Security, Inc. 2011 Long-Term Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan, the Award Notice and this Agreement. The date of the grant, the number of shares of common stock of Home & Security to be paid to Holder under the Award (“Performance Shares”), and the minimum, target and maximum goals (“Performance Goals”), are set forth in the attachment to this Agreement. In all cases, Performance Goals for Home & Security and its consolidated subsidiaries (“Company”) will be determined in accordance with this Agreement and the attachment to this Agreement.

1. Number of Shares Payable Pursuant to Award. Subject to the provisions of Sections 4 through 12 below, the number of Performance Shares payable to Holder pursuant to the Award shall be determined as follows:

(a) If the Company’s performance during the period of January 1, 2012 through December 31, 2014 (“Performance Period”) equals the minimum Performance Goals, the number of Performance Shares payable to Holder will equal the minimum number of Performance Shares.

(b) If the Company’s performance during the Performance Period equals or exceeds the maximum Performance Goals for the Performance Period, the number of Performance Shares payable to Holder will equal the maximum number of Performance Shares.

(c) If the Company’s performance during the Performance Period exceeds the minimum Performance Goals but is less than the maximum Performance Goals, the number of Performance Shares payable to Holder will be interpolated between the minimum and maximum number of Performance Shares available under the Award, in accordance with the matrix found in the attachment to this Agreement.

(d) No Performance Shares shall be payable for the Performance Period if the Company’s actual performance is less than the minimum Performance Goals established for the Performance Period.

Subject to the provisions of Sections 4 through 12 below, any Performance Shares that become payable to Holder under this Award shall be issued by Home & Security as soon as practicable following: (i) the end of the Performance Period; and (ii) the certification by the Compensation Committee of the Company’s Board of Directors (the “Committee”) of the Company’s attainment of the Performance Goals. Notwithstanding any other provision of this Agreement, no Performance Shares shall be paid unless and until the Committee certifies the attainment of Performance Goals.

2. Dividend Equivalents. Subject to the provisions of Sections 4, 5, 6, 8, 10, 11 and 12 below, Holder shall be paid, on the date of the payment of any Performance Shares, a cash amount that is equal to the amount of any cash dividends that would have been paid on the Performance Shares during the Performance Period if such shares had been issued and outstanding on any record date for the payment of any cash dividends on common stock of Home & Security during the Performance Period and prior to the date of payment of such shares (“Dividend Equivalents”). Such Dividend Equivalents, if any, shall be paid, subject to Section 16 below, on the date of payment of such shares pursuant to Section 1 above. Payment of any Dividend Equivalent shall be made by check or in such other manner as is determined by the Committee. To the extent that Home & Security does not issue dividends on outstanding common stock during the Performance Period, no such payment of Dividend Equivalents shall be due to Holder.

3. Transferability of Award. This Award may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by Holder (a) by will or by the laws of descent and distribution; or (b) pursuant to an approved domestic relations order approved in writing by the Secretary of the Committee or the Secretary’s designee, or, and shall not be subject to execution, attachment or similar process.

4. Termination of Employment for Death, Disability or Retirement. If Holder’s employment with the Company terminates during the Performance Period by reason of Holder’s death, Retirement or Disability (as such capitalized terms are defined below), Holder will be entitled to receive as soon as practicable following the certification of the Company’s performance by the Committee (as described in Section 1 above), a payment of the number of shares of Home & Security common stock, if any, that would have otherwise been payable to Holder had Holder’s employment not terminated prior to the end of the Performance Period, based upon actual Company performance, but prorated to reflect the portion of the Performance Period that elapsed prior to Holder’s death, Disability or Retirement, as applicable. In addition, Holder shall be entitled to receive Dividend Equivalents (if any) on any shares of Company common stock paid under this Section 4, equal to any dividends paid by the Company during the Performance Period.

For purposes of this Award, (a) “Retirement” means the attainment of age 55 and the completion of five (5) years of service with the Company or its predecessors or affiliates; and (b) “Disability” means the Holder’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

Notwithstanding the foregoing, in the event of a Change in Control or Divestiture (as described in Sections 11 and 12 respectively, below), Holder shall be entitled to receive any shares under this Award as provided under Section 11 or 12, as applicable, and not this Section 4, even if Holder is eligible for Retirement when Holder’s employment terminates.

5. Termination of Employment for Other Reasons. Except as otherwise provided in Sections 11 or 12 below, if Holder’s employment with the Company terminates during the Performance Period other than by reason of death, Disability or Retirement, Holder will not be entitled to any payment of Performance Shares or Dividend Equivalents.

6. Company Clawback Policy. Notwithstanding any provision of the Plan or this Agreement to the contrary, the Company may require Holder to return shares of Company common stock (or the value of such stock when originally paid to Holder), Dividend Equivalents received as a result of a prior settlement of Performance Shares and any other amount required by law to be returned, in the event that such repayment is required in order to comply with the Company’s clawback policy as then effect or any laws or regulations relating to restatements of the Company’s publicly-reported financial results.

7. Stock Exchange Listing; Fractional Shares. Home & Security shall not be obligated to deliver any shares until they have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which are listed outstanding shares of the same class as that of the shares subject to the Award and until there has been compliance with such laws or regulations as Home & Security may deem applicable. Home & Security agrees to use its best efforts to effect such listing and compliance. No fractional shares (or any cash payment in lieu thereof) will be delivered and the number of shares to be delivered will be rounded up or down to the nearest whole share.

8. Transfer of Employment; Leave of Absence. For the purposes of this Agreement, (a) a transfer of Holder’s employment from Home & Security to a subsidiary or vice versa, or from one subsidiary to another, without an intervening period, shall not be deemed a termination of employment, and (b) if Holder is granted in writing a leave of absence, Holder shall be deemed to have remained in the employ of Home & Security or a subsidiary during such leave of absence.

9. Investment Representations. Prior to each issuance of shares of common stock payable hereunder, Holder shall make such representations (as may be required) that such shares are to be held for investment purposes and not with a view to or for resale or distribution except in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and shall, if required by the Committee, give a written undertaking to Home & Security in form and substance satisfactory to the Committee that Holder will not publicly offer or sell or otherwise distribute such shares other than (a) in the manner and to the extent permitted by Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, (b) pursuant to any other exemption from the registration provisions of the Securities Act or ( c) pursuant to an effective registration statement under the Securities Act.

10. Adjustments.

(a) In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, the number and kind of shares that are covered by the Award (including, in the case of any such event other than an extraordinary cash dividend, the number of shares in respect of which Dividend Equivalents (if any) may be credited and paid pursuant to Section 2 above) immediately prior to such event shall be proportionately and appropriately adjusted.

(b) Appropriate and equitable adjustments (which may be increases or decreases) shall be made by the Committee to the Performance Goals to take into account changes in law to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances, including, but not limited to (i) changes in laws, regulations and accounting principles; (ii) actual gains or losses related to defined benefit plan accounting; and (iii) impairment and restructuring related changes; provided that, except as permitted by Section 162(m) of the Code, no adjustment shall be made which would result in an increase in Holder’s compensation if Holder’s compensation is subject to the limitation on deductibility under Code Section 162(m), for the year with respect to which the adjustment occurs.

(c) The determination of the Committee as to the terms of any adjustment made pursuant to this Section 10 shall be binding and conclusive upon Holder and any other person or persons who are at any time entitled to receipt of any payment pursuant to the Award.

11. Change in Control of Home & Security. Upon a Change in Control, the Award will be subject to Section 5.8 of the Plan. Notwithstanding any other provision hereof, in the event that the Performance Shares remain outstanding following a Change in Control, but Holder’s employment is terminated on or after such Change in Control: (a) by the Company other than for “Cause” (as defined below) or (b) by Holder for “Good Reason” (as defined below), the Award shall become nonforfeitable and shall be paid out on the date Holder’s employment terminates (x) assuming that the Company had achieved its target Performance Goals under the Award for the entire Performance Period, but (y) pro-rated for the portion of the Performance Period that elapsed prior to Holder’s termination of employment. In addition, Holder will be entitled to receive payment of any Dividend Equivalent that would have been declared during the Performance Period and prior to the date of payment of such shares, but will not be entitled to be credited with or to receive any other Dividend Equivalents.

For purposes of this Award, “Cause” shall have the same meaning as such term has under any employment or other written agreement between Holder and the Company (“Termination Agreement”), provided that if Holder is not a party to any Termination Agreement that contains such definition, then Cause shall have the same meaning provided for such term under the severance plan sponsored by Holder’s employer and under which Holder is eligible to participate; and “Good Reason” shall have the same meaning as such term has under any Termination Agreement, provided that if Holder is not a party to any Termination Agreement that contains such definition, then Good Reason shall include any of the reasons allowing Holder to terminate employment and remain eligible for severance benefits under the severance plan sponsored by Holder’s employer and under which Holder is eligible to participate.

12. Divestiture. In the event that Holder’s principal employer is a subsidiary of Home & Security that ceases to be a subsidiary of Home & Security (“Divestiture”), then Holder’s employment shall be deemed to be terminated for all purposes as of the date on which Holder’s principal employer ceases to be a subsidiary of Home & Security (the “Divestiture Date”), and the Award shall become nonforfeitable and shall be paid out on the Divestiture Date (x) based upon actual subsidiary performance through the date of Divestiture and (y) pro-rated for the portion of the Performance Period that elapsed prior to Holder’s termination of employment. In addition, Holder will be entitled to receive payment of any Dividend Equivalents representing any dividends that would have been paid during the Performance Period on the number of shares of common stock paid under this Section 12 but prior to the Divestiture, but will not be entitled to be credited with or to receive any other Dividend Equivalents.

13. Stockholder Rights. Neither Holder nor any other person shall have any rights of a stockholder as to Performance Shares until such shares shall have been recorded on Home & Security’s official stockholder records as having been issued or transferred in the form of common stock.

14. Tax Withholding. Upon any payment to Holder of shares of common stock of Home & Security or of any Dividend Equivalents, Federal income and other tax withholding (and state and local income tax withholding, if applicable) may be required to be withheld by the Company. The Company may withhold such required amounts from Holder’s future paychecks or, if applicable, any Dividend Equivalents, or the Company may require that Holder deliver the amounts to be withheld. In addition, upon any payment of shares of Home & Security common stock, Holder may pay any Federal income and other tax withholding (and any state and local income tax withholding, if applicable) by electing either to have the Company withhold a portion of the shares of common stock otherwise deliverable, or by delivering other shares of common stock owned by Holder, in either case having a fair market value (determined on the date that the amount of tax Holder has elected to have withheld is to be determined) of the amount to be withheld, provided that the election shall be irrevocable and shall be subject to such rules as the Committee may adopt. For purposes of this Section 14, “Fair Market Value” as of any date means the value determined by reference to the closing price of a share of Common Stock as finally reported on the New York Stock Exchange for the trading day immediately preceding such date.

15. Governing Law. This agreement and the Award provided for hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

16. Conflicts. In the event of a conflict between this Agreement and the Plan, the terms of the Plan shall apply.

17. No Rights to Continued Employment. In no event will the granting of the Award or its acceptance by Holder, or any provision of this Agreement or the Plan, give or be deemed to give Holder any right to continued employment by the Company or affect in any manner the right of the Company to terminate the employment of any person at any time for any reason.

18. Decisions of Board or Committee. The Board or the Committee has the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement is final, binding and conclusive.

19. Successors. This Agreement is binding upon and will inure to the benefit of any successor or successors of the Company and any person or persons who, upon the death of Holder, acquire any rights in accordance with this Agreement or the Plan.

20. Notices. All notices, requests or other communications provided for in this Agreement will be made, if to the Company, to Fortune Brands Home & Security, Inc., Attn. Secretary of the Compensation Committee of the Board of Directors, 520 Lake Cook Road, Deerfield, Illinois 60015, and if to Holder, to the last known mailing address of Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement will be made in writing either (a) by personal delivery; (b) by facsimile or electronic mail with confirmation of receipt; (c) by mailing in the United States mails; or (d) by express courier service. The notice, request or other communication will be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the intended party if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it will be deemed to be received on the next succeeding business day of the Company.

21. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement will not affect any other provisions of this Agreement and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted.

22. Agreement Subject to the Plan. This Agreement is subject to, and will be interpreted in accordance with, the provisions of the Plan. Holder hereby acknowledges receipt of a copy of the Plan, and by accepting the Award in the manner specified by the Company, he or she agrees to be bound by the terms and conditions of this Agreement, the Award and the Plan.

23. Section 409A. This Agreement and the Award are intended to comply with the requirements of Section 409A of the Code and will be interpreted and construed consistently with such intent. Any payment of Performance Shares and Dividend Equivalents to the Holder pursuant to this Agreement is also intended to be exempt from Section 409A of the Code to the maximum extent possible as a short-term deferral pursuant to Treasury regulation

§1.409A-1(b)(4). In the event the terms of this Agreement would subject Holder to taxes or penalties under Section 409A of the Code (“409A Penalties”), Holder and the Company will cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event will the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.

24. Counterparts. This Agreement may be executed in one or more counterparts, all of which together will constitute but one Agreement.